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                                                                     EXHIBIT 99

                                  MONSANTO COMPANY AND SUBSIDIARIES

                        COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                        (DOLLARS IN MILLIONS)

                                   SIX MONTHS ENDED
                                       JUNE 30,                    YEAR ENDED DECEMBER 31,
                                   ----------------     --------------------------------------------
                                    1997      1996      1996      1995       1994      1993     1992
                                    ----     -----      ----      ----       ----      ----     ----
Income from continuing
  operations before provision
  for income taxes..............    $858<F*> $  905     $540<F*> $1,087     $  895     $729     $(174)<F*>
Add
  Fixed charges.................     129        117      232        245        182      184       231
  Less capitalized interest.....      (8)        (4)     (14)       (11)       (10)     (12)      (16)
  Dividends from
    affiliated companies........       1          9       14          9          2        5         5
Less equity income (add equity
  loss) of affiliated
  companies.....................     (44)        (4)      24        (17)       (21)     (20)       (1)
                                    ----     ------     ----     ------     ------     ----     -----
    Income as adjusted..........    $936     $1,023     $796     $1,313     $1,048     $886     $  45
                                    ====     ======     ====     ======     ======     ====     =====

Fixed charges
  Interest expense..............    $ 98     $   91     $171     $  190     $  131     $129     $ 169
  Capitalized interest..........       8          4       14         11         10       12        16
  Portion of rents
    representative of interest
    factor......................      23         22       47         44         41       43        46
                                    ----     ------     ----     ------     ------     ----     -----
      Fixed charges.............    $129     $  117     $232     $  245     $  182     $184     $ 231
                                    ====     ======     ====     ======     ======     ====     =====

Ratio of earnings to fixed
  charges.......................    7.26       8.74     3.43       5.36       5.76     4.82      0.19
                                    ====     ======     ====     ======     ======     ====     =====

-------
<F*>Includes charges for acquired in-process research and development, restructuring and other unusual items of $173 million, $716 million and $699 million in 1997, 1996 and 1992, respectively. Excluding these items, the ratio of earnings to fixed charges would have been 8.60, 6.52 and 3.22 in 1997, 1996 and 1992, respectively. The ratio was not materially affected by these items in 1995, 1994 and 1993.

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